                                                                  Exhibit 4.1(a)

                           RECAPITALIZATION AGREEMENT

      This Recapitalization Agreement (the "Agreement") is made and entered into as the 31st day of October, 1999, by and between Rural Cellular Corporation, a Minnesota corporation (including its successors, assigns and subsidiaries, "RCC") and Telephone & Data Systems, Inc., a Delaware corporation (including its successors, assigns and subsidiaries, "TDS").

                                R E C I T A L S:

      A. TDS presently owns (directly and indirectly) within the meaning of the FCC Cross-Ownership Rule (defined below), five hundred eighty-six thousand seven hundred ninety-nine (586,799) shares of RCC's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and one hundred thirty-two thousand five hundred ninety-seven (132,597) shares of RCC's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and

      B. TDS has an ownership interest in RCC through its ownership of the Class A Common Stock and Class B Common Stock identified in Recital A above and has an ownership interest through its subsidiary, United States Cellular Corporation, in licenses in cellular channel blocks in rural service areas OR-3 and OR-6; and

      C. RCC is presently negotiating with Triton Cellular Partners, L.P., for the acquisition (the "Triton Acquisition") of FCC licenses and related assets for the "A" frequency channel blocks, in, among other rural service areas OR-3 and OR-6 (the "A" frequency channel blocks in OR-3 and OR-6 are hereinafter referred to as the "Oregon Competing Channel Blocks"); and

      D. Pursuant to the Cross-Ownership Rule (defined below), the acquisition by RCC of the FCC licenses for the Oregon Competing Channel Blocks would be permissible under the Cross-Ownership Rule only if TDS's ownership interest in RCC does not exceed five percent (5%), with respect to each class of RCC's equity securities outstanding; and

      E. As of the date hereof TDS's ownership of Class A Common Stock and Class B Common Stock exceeds the five percent limitation provided in the Cross-Ownership Rule; and

      F. TDS's ownership of Class A Common Stock and Class B Common Stock in excess of the five percent limitation provided in the Cross-Ownership Rule limits the opportunities of RCC and TDS to acquire FCC licenses and related assets for certain channel blocks in cellular markets where the other already controls or operates the competing channel block for such cellular market (the "Cross Ownership Issues"); and

      G. Remediating the Cross-Ownership Issues generally will also remediate Cross-Ownership Issues with respect to RCC's possible acquisition of the Oregon Competing Channel Blocks in connection with the Triton Acquisition; and

      H. RCC and TDS desire to consummate a transaction to remediate the Cross-Ownership Issues generally, and specifically with regard to the Triton Acquisition (i) if acceptable to the FCC in remediation of Cross-Ownership Issues, through the exchange of the Excess Shares (defined below) for RCC's convertible preferred stock pursuant to a tax free recapitalization in accordance with the provisions of
            Section 368(a)(1)(E), 354, 351(g) and other applicable provisions of the Internal Revenue Code of 1986, as amended (the "FCC Recapitalization"); or (ii) alternatively, in the event that the transaction described in (i) of this Recital H is not acceptable to the FCC in remediation of Cross-Ownership Issues, through the issuance of a convertible subordinated debenture in exchange for the Excess Shares, but only if RCC acquires the contract right to acquire the FCC licenses and related assets for the "A" frequency channel blocks in rural service areas OR-3 and OR-6 in the Triton Acquisition (the "Triton Recapitalization"); and

      I. RCC and TDS desire to enter into this Agreement pursuant to which, under the terms and conditions set forth herein, RCC and TDS will consummate a transaction to remediate the Cross-Ownership Issues.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      For purposes of this Agreement, the following terms shall have the meanings set forth below:

      "Acquisition Agreement" means that certain Asset Purchase Agreement in executable form between Triton Cellular Partners, L.P., a Delaware limited partnership, designated wholly owned subsidiaries of Triton Cellular Partners, L.P., defined as the "Triton Entities" (collectively defined as the "Triton Parties") and RCC, subject to such amendments as are negotiated by the Triton Parties and RCC prior to execution thereof.

      "Class A Common Stock" has the meaning set forth in the Recitals;

      "Class B Common Stock" has the meaning set forth in the Recitals;

      "Closing" has the meanings given in Section 9.1;

      "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder;

      "Convertible Preferred Stock" means shares of RCC's convertible preferred stock issued by RCC containing the terms and conditions set forth on the term sheet attached hereto as Exhibit A, to be delivered by RCC to TDS on the FCC Closing Date in accordance with the provisions of this Agreement;

      "Cross-Ownership Issues" has the meaning given in the Recitals.

      "Cross-Ownership Rule" means Subpart H of Part 22 of Title 47 of the Code of Federal Regulations, Section 22.942 entitled "Limitations on interest in licensees for both channel blocks in an area" as amended September 22, 1999, scheduled to become effective November 6, 1999.

      "Debenture" means a convertible subordinated debenture issued by RCC containing the terms and conditions set forth on the term sheet attached hereto as Exhibit B, to be delivered by RCC to TDS on the Triton Closing Date in accordance with the provisions of this Agreement.

      "Excess Shares" means the aggregate number of whole (not fractional) shares of Class A Common Stock and Class B Common Stock which are in excess of five percent (5%) of the issued and outstanding shares of each respective class of RCC common stock, determined as of the Closing Date; the calculation of the aggregate number of said shares being made in accordance with the applicable provisions of the Cross-Ownership Rule to reduce TDS's ownership interest in RCC such that TDS shall have a direct or indirect ownership interest in RCC of not more than five percent (5%) in accordance with Section 22.942(a) thereof.

      "FCC" means the Federal Communications Commission.

      "FCC Closing" means the closing of the FCC Recapitalization.

      "FCC Closing Date" means the date on which the FCC Closing shall occur.

      "FCC Recapitalization" has the meaning set forth in the recitals.

      "Oregon Competing Channel Blocks" has the meaning given in the Recitals.

      "Owned Entity" means any entity in which TDS or RCC , as applicable, has an "ownership interest" as that term is used in subsection (d)(7) of the Cross-Ownership Rule.

      "Purchase Price" has the meaning set forth in Section 3.1.

      "RCC" has the meaning set forth in the preamble.

      "RCC Price" means $50 5/8 per Excess Share, which takes into consideration the size of the block of shares, the low "float", and the recent volatility of the market in RCC shares.

      "Section 4.1 Payment" has the meaning set forth in Section 4.1.

      "TDS" has the meaning set forth in the preamble.

      "Triton Acquisition" has the meaning set forth in the recitals.


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

      "Triton Closing" means the closing of the Triton Recapitalization.

      "Triton Closing Date" means the date on which the Triton Closing shall occur.

      "Triton Recapitalization" means the transactions contemplated by Article 3 and Article 4 of this Agreement, consummated on the terms and conditions set forth herein.

                                    ARTICLE 2
                              FCC RECAPITALIZATION

      2.1 FCC Authorization to Proceed with Preferred Stock Recapitalization. Notwithstanding any other provision of this Agreement to the contrary, the parties shall consummate the transactions contemplated by this Agreement in the form of the FCC Recapitalization if the issuance of Convertible Preferred Stock by RCC to TDS on the terms set forth in Exhibit A is acceptable to the FCC to remedy the existence of Cross-Ownership Issues generally, including any Cross Ownership Issue with respect to RCC's possible acquisition of the Oregon Competing Channel Blocks. It shall be conclusive to the parties that the issuance of Convertible Preferred Stock by RCC to TDS on the terms set forth in Exhibit A is acceptable to remedy such Cross-Ownership Issues (a) if the FCC shall provide a written opinion stating its acceptance of such remedy, or (b) if the FCC shall grant an application of RCC or TDS for the transfer of control or the assignment of a cellular license in circumstances where a Cross-Ownership Issue exists and such application expressly sets forth the issuance of Convertible Preferred Stock by RCC to TDS on the terms set forth in Exhibit A as a remedy of such Cross-Ownership Issue.

      2.2 Exchange of Excess Shares for Preferred Stock. In the event parties proceed with the FCC Recapitalization, on the FCC Closing Date RCC shall issue Convertible Preferred Stock to TDS in exchange for the surrender by TDS of the Excess Shares. The number of shares of Convertible Preferred Stock so delivered to TDS on the FCC Closing Date shall be determined by multiplying the total number of Excess Shares by the RCC Price and dividing the dollar amount so determined by one thousand dollars ( fractional shares shall be permitted ).

      2.3 Other Terms. In the event that the parties proceed with the FCC Recapitalization, the provisions of Articles 3 and 4 shall not apply. All other sections of this Agreement shall be applicable without any additional considerations.

      2.4 Tax Characterization. RCC and TDS shall treat the Convertible Preferred Stock as equity for United States federal, state and local income tax purposes and to take no position inconsistent with such characterization on any tax return.

                                    ARTICLE 3
                             TRITON RECAPITALIZATION

      Except as provided in Article 2, on the Triton Closing Date, RCC agrees to purchase the Excess Shares from TDS and TDS agrees to sell, assign, transfer and deliver the Excess Shares to RCC, on the terms and conditions set forth below:

      3.1 Purchase Price. The "Purchase Price" for the Excess Shares shall be the amount determined by multiplying the total number of Excess Shares by the RCC Price.

      3.2 Payment of Purchase Price. In the event the parties proceed with the Triton Recapitalization, on the Triton Closing Date RCC shall issue to TDS the Debenture in exchange for the surrender by TDS of the Excess Shares .The face value of the Debenture to be so delivered to TDS on the Triton Closing Date shall be equal to the Purchase Price (fractional issuance shall be permitted).

                                    ARTICLE 4
                 ADDITIONAL COVENANTS TO TRITON RECAPITALIZATION

      In the event that RCC purchases the Excess Shares pursuant to Article 3, the following provisions shall apply:

      4.1 RCC shall pay to TDS on the Closing Date the Section 4.1 Payment. "Section 4.1 Payment" means an amount determined under the following formula:

      Gain x TR/(1-TR)

where Gain means the excess of the fair market value of the Excess Shares on the Closing Date over TDS's tax basis in the Excess Shares, and TR means 0.4. For example, if the fair market value of the Excess Shares on the Closing Date was $20 million and TDS's tax basis in the Excess Shares was $5 million, the Section
4.1 Payment would be equal to $10 million ($15 million Gain x 0.4/0.6). For purposes of the foregoing calculation, the fair market value of the Excess Shares on the Closing Date shall be assumed to be equal to the Purchase Price; provided, however, that if, as a result of an audit or examination of TDS or any of its subsidiaries, a taxing authority asserts that the fair market value of the Excess Shares on the Closing Date exceeded the Purchase Price, the Section
4.1 Payment shall be redetermined accordingly and RCC shall pay to TDS the difference between the revised Section 4.1 Payment and the originally determined
Section 4.1 Payment together with any interest and penalties resulting from such redetermination and contest expenses relating thereto. RCC shall be given prompt notice of any such audit and an opportunity to participate (at its own expense) in the resolution of any issues that would affect it but only to the extent such issue can be separated on audit from any other tax issues of TDS. TDS shall vigorously contest any recharacterizations of the payments hereunder and payment shall be due from RCC only after a final non-appealable determination with respect thereto or a further contest becomes commercially unreasonable. For purposes of the foregoing calculation, the Excess Shares shall constitute those shares of the Class A Common Stock and Class B Common Stock owned by TDS which have the highest tax basis, thereby resulting in the lowest taxable income to TDS.

      4.2 If at any time within five years following the Closing, TDS or any of its subsidiaries sells or otherwise disposes of any of its shares of Class A Common Stock or Class B Common Stock owned as of the Closing Date (excluding the Excess Shares) in a taxable transaction, TDS will refund to RCC, in conjunction with such sale, a portion of the Section 4.1 Payment in an amount equal to the
Section 4.1 Payment multiplied by a fraction, the numerator of which is the number of shares of RCC stock sold or otherwise disposed of and the denominator of which is the total number of Excess Shares; provided, however, that in no event shall the aggregate amount refunded pursuant to this Section
4.2 exceed the Section 4.1 Payment.

                                    ARTICLE 5
                         FCC CROSS-OWNERSHIP COMPLIANCE

      5.1 TDS Cross-Ownership Compliance. From the date of this Agreement until
(i) the earlier of the FCC Closing Date, the Triton Closing Date or the termination of this Agreement, and (ii) if either the FCC Closing or the Triton Closing occurs, then perpetually thereafter, TDS shall not take any action , or cause any of its subsidiaries or Owned Entities to take any action, that will result in TDS, any of its subsidiaries or any of its Owned Entities to be in non-compliance with the Cross-Ownership Rule as applicable to competing channel blocks for cellular markets that TDS and RCC may control or operate. The preceding sentence shall not preclude any action taken subject to FCC approval of such action (e.g., signing a transaction agreement which requires FCC approval of the contemplated transaction as a condition precedent to the closing of such transaction) or subject to coming into compliance with the Cross-Ownership Rule (e.g. divestiture of one or more markets that cause the non-compliance with the Cross-Ownership Rule).

      In the event that TDS or its subsidiaries do acquire any additional ownership interest in RCC, whether or not caused by TDS, TDS agrees that it will promptly take such commercially reasonable action as it determines to be necessary to cause the resulting non -compliance with the Cross Ownership Rule as applicable to competing channel blocks for cellular markets that TDS and RCC may control or operate to be remedied.

      5.2 RCC Cross-Ownership Compliance. From the date this Agreement until (i) the earlier of the FCC Closing Date, the Triton Closing Date or the termination of this Agreement, and (ii) if either the FCC Closing or the Triton Closing occurs, then perpetually thereafter, RCC shall not take any action , or cause any of its subsidiaries or Owned Entities to take any action, that will result in RCC, any of its subsidiaries or any of its Owned Entities to be in non-compliance with the Cross-Ownership Rule as applicable to competing channel blocks for cellular markets that TDS and RCC may control or operate. The preceding sentence shall not preclude any action taken subject to FCC approval of such action (e.g., signing a transaction agreement which requires FCC approval of the contemplated transaction as a condition precedent to the closing of such transaction) or subject to coming into compliance with the Cross-Ownership Rule (e.g. divestiture of one or more markets that cause the non-compliance with the Cross-Ownership Rule).

                                    ARTICLE 6
     CONDITIONS PRECEDENT TO PARTIES OBLIGATIONS TO TRITON RECAPITALIZATION

      In the event that RCC consummates a transaction pursuant to the Acquisition Agreement which does not include the Oregon Competing Channel Blocks, or any other cellular license which would create the existence of a cross-ownership interest prohibited by the Cross-


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

Ownership Rule, neither RCC nor TDS shall be obligated to consummate the Triton Recapitalization.

                                    ARTICLE 7
                      REPRESENTATIONS AND WARRANTIES OF RCC

      As an inducement for TDS to enter into this Agreement and consummate the transactions contemplated hereby, intending that TDS rely thereon in entering into and performing this Agreement, RCC warrants and represents to TDS the following:

      7.1 Due Authorization. The execution, delivery and performance of this Agreement, including the Convertible Preferred Stock, the Debenture and the other documents, instruments and agreements to be executed and/or delivered by RCC pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of RCC.

      7.2 Valid Issuance. At the FCC Closing or the Triton Closing, as applicable, RCC will deliver to TDS the Convertible Preferred Stock or the Debenture, as applicable, and such securities of RCC will be legally binding, validly issued and fully paid, securities of RCC enforceable against RCC in accordance with their terms and applicable law.

                                    ARTICLE 8
                      REPRESENTATIONS AND WARRANTIES OF TDS

        As an inducement for RCC to enter into this Agreement and consummate the transactions contemplated hereby, intending that RCC rely thereon in entering into and performing this Agreement, TDS warrants and represents to RCC the following:

      8.1 Due Authorization. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by TDS pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of TDS.

      8.2 Clear Title. At the FCC Closing or the Triton Closing, as applicable, TDS will convey to RCC title to the Excess Shares free and clear of any and all liens, claims and encumbrances of any kind, nature or description whatsoever.

                                    ARTICLE 9
                          CLOSING; ADDITIONAL COVENANTS

      9.1 Closing Date. The closing of the transaction contemplated by this Agreement (the "Closing") shall be effected by the delivery of such documents and instruments as are contemplated by this Agreement as of the FCC Closing Date or the Triton Closing Date, as applicable. The FCC Closing Date shall be the date established for the FCC Closing by written notice given by RCC to TDS, or by TDS to RCC, but in no event shall such FCC Closing Date be less than ten business days after receipt of such notice by the receiving party. The Triton Closing Date shall be the "Closing Date" of the Acquisition Agreement, and shall be established by written notice given by RCC to TDS, but in no event shall such Triton Closing Date be less than four business days after receipt of such notice by TDS.

      9.2 Pre-Closing. Three business days prior to the anticipated FCC Closing Date or Triton Closing Date, as applicable, ("Pre-Closing Date"), TDS and RCC shall each execute and deliver to an escrow agent which shall be mutually acceptable to RCC and TDS their respective closing documents described in
Section 9.4, which documents and instruments shall be held in escrow pending the Closing.

      9.3 Effective Time. The Closing of the transaction contemplated by this Agreement shall be effective as of the beginning of business on the FCC Closing Date or Triton Closing Date, as applicable. In the event the transactions contemplated by the Acquisition Agreement are not consummated within ten business days following the Pre-Closing Date, then the escrow shall be terminated and the closing documents executed by each respective party shall be returned thereto, but such event shall not result in a termination of this Agreement except as expressly provided in Section 10.11 hereof.

      9.4 Closing Documents.

            (a) Documents to be Delivered by TDS. At the Closing, TDS shall execute, where necessary or appropriate, and deliver to RCC the certificates evidencing the Excess Shares duly endorsed in blank or accompanied by Assignments Separate from Certificate duly executed in blank.

            (b) Documents to be Delivered by RCC. At the Closing, RCC shall execute, where necessary or appropriate, and deliver to TDS each and all of the following:

                  (i) The Convertible Preferred Stock, if the transaction is consummated in accordance with the provisions of Article 2; or a Debenture in the amount of the Purchase Price, duly endorsed by an authorized officer of RCC if the transaction is consummated in accordance with the provisions of Article 3.

                  (ii) If the transaction is consummated by issuing the Debenture, a cash payment delivered by wire transfer of immediately available funds to an account or accounts designated by TDS in an amount equal to the Section 4.1 Payment.

                  (iii) A copy certified by the Secretary of RCC of the duly adopted resolutions of the Board of Directors of RCC approving this Agreement and authorizing the execution and delivery of this Agreement, including the Convertible Preferred Stock or Debenture, as applicable, and other documents, instruments and agreements to be executed and/or delivered by RCC pursuant hereto, and the consummation of the transactions contemplated hereby and thereby.


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

                                   ARTICLE 10
                                  MISCELLANEOUS

      10.1 Further Acts and Assurances. Each party will, at any time from time to time, on and after the FCC Closing or the Triton Closing, as applicable, upon reasonable request of the other party, do all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all papers, documents, instruments, agreements, deeds, assignments, transfers, assurances and conveyances as may be necessary or desirable carryout and give effect to the provisions of this Agreement and (a) with respect to further acts by TDS, to vest, perfect and confirm of record in RCC, its successors and assigns, title to the Excess Shares, and (b) with respect to further acts by RCC, to vest, perfect and confirm of record in TDS, it successors and assigns, title to the Convertible Preferred Stock or the Debenture, as applicable.

      10.2 Entire Agreement. This Agreement, including the documents, instruments and agreements to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written between the parties hereto with respect to the subject matter hereof.

      10.3 Specific Performance. Each party acknowledges that the other party will have no adequate remedy at law if it shall fail to perform any of its obligations hereunder, and (a) with respect to TDS's possible failure to perform, including but not limited to surrendering the Excess Shares in accordance with this Agreement, and (b) with respect to RCC's possible failure to perform, including but not limited to, the issuance of Convertible Preferred Stock in accordance with Article 2 or the issuance of the Debenture in accordance with Article 3. In such event, each party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

      10.4 Amendments. No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by both parties.

      10.5 Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person against receipt by overnight courier service, by facsimile transmission, or by registered or certified mail (return receipt requested and postage prepaid) with an acknowledgement of receipt signed by the addressee or authorized representative thereof, addressed as follows (or to such other address for a party as shall be specified by like notice):

      If to TDS:          Telephone & Data Systems, Inc.
                          30 North LaSalle Street
                          Chicago, Illinois  60602
                          Attn: LeRoy T. Carlson, Chairman

      With a copy to:     Sidley & Austin
                          Bank One Plaza
                          10 South Dearborn
                          Chicago, Illinois 60603
                          Attention: William S. DeCarlo, Esq.

      If to RCC:          Rural Cellular Corporation
                          3905 Dakota Street S.W.
                          Alexandria, MN  56308
                          Attn: Ann K. Newhall, Esq.

      With a copy to:     Moss & Barnett
                          A Professional Association
                          4800 Norwest Center
                          90 South Seventh Street
                          Minneapolis, MN  55402-4129
                          Attn:  Richard J. Kelber, Esq.

      10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors and permitted assigns, but nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other party hereto.

      10.7 Costs. RCC shall pay its own costs and expenses and promptly reimburse TDS for its costs and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby (including the consummation of the Closing of the exchange of the Excess Shares for the Convertible Preferred Stock or the Debenture, as applicable, and the consummation of the closing of the conversion of the Convertible Preferred Stock or Debenture for Class A Common Stock or Class B Common Stock, as applicable), including but not limited to fees and disbursements of their attorneys and accountants.

      10.8 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Facsimile signatures on this Agreement shall be deemed to be original signatures.

      10.9 Severability. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceablity shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

      10.10 Incorporation of Recitals. The Recitals set forth above are incorporate in this Agreement as if fully set forth herein and shall constitute an expression of the intent of the parties and shall act as an aid in the construction of this Agreement.

      10.11 Termination. This Agreement may be terminated (i) at any time, by the mutual written agreement of the parties; or (ii) upon thirty (30) days prior written notice by either party if neither the FCC Closing nor the Triton Closing shall have occurred on or before the first anniversary of this Agreement.

      10.12 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the conflicts of laws principles thereof and without regard to any rules of construction or interpretation as to which party drafted this Agreement.

      10.13 Confidentiality of Agreement and Acquisition Agreement. Each party shall keep secret and retain in strictest confidence, and shall not, without the express prior written consent of an executive officer of the other party, directly or indirectly disclose the terms, conditions or existence of this Agreement (and TDS shall also keep secret and retain in strict confidence the Acquisition Agreement, including the negotiations and transaction contemplated thereby) except, with respect to this Agreement, to: (i) its representatives, and, with respect to RCC, to Triton Cellular Partners, L.P. and its representatives (who shall be informed of the confidential nature of such information and who shall agree to keep such information confidential); (ii) the FCC, subject to Section 10.16; and (iii) as otherwise required by applicable law, including securities or communications laws. In the event a party breaches, or threatens to commit a breach, of the provisions of this Section 10.13, the non-breaching party or non-threatening party, as applicable, shall have the right, in addition to any other rights and remedies available to such non-breaching or non-threatening party, as applicable, at law or in equity, to equitable relief, including injunctions, against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to such non-breaching or non-threatening party, as applicable, and that money damages would not be an adequate remedy to such non-breaching or non-threatening party, as applicable.

      10.14 Alternative Transaction. Following the date hereof and continuing thereafter until the Pre-Closing Date or the termination of this Agreement prior to the Pre-Closing Date by mutual agreement, TDS and RCC will work together in good faith to determine an alternative approach to consummating the transactions contemplated by the Triton Recapitalization, the purpose being to develop, if possible, the terms and conditions of a transaction in remediation of Cross-Ownership Issues with respect to the Oregon Competing Channel Blocks which will mitigate, to the maximum extent possible, the Section 4.1 Payment which would result from consummating the Triton Recapitalization, and if a mutually agreeable alternative approach is so determined, to amend this Agreement, as appropriate, to incorporate the terms of such alternative approach and to implement that approach as soon as practicable.

      10.15 Arbitration. The parties intend this Agreement to be a legally binding agreement. If any term of this Agreement is unclear or incomplete and the parties cannot resolve the issue through negotiation expeditiously, the parties shall resolve their differences as to the interpretation hereof by arbitration pursuant to the rules of the American Arbitration Association, held in Minneapolis, Minnesota . The arbitrator shall be a practicing attorney specializing in corporate finance or a certified public accountant , in each case with at least twenty years of experience.

      10.16 Redaction. This Agreement shall not be filed with the FCC without first being redacted to eliminate references to Triton or its property, direct or indirect, or by which it might be identified.

      10.17 Reasonable Efforts. The parties agree to use all commercially reasonable efforts to put this Agreement into effect expeditiously, including preparation of documents, application to the FCC for a ruling, and all other necessary actions.

                                   ARTICLE 11

                             NON-DILUTION PROVISION

      11.1 Non -Dilution Provision. As a holder of the Convertible Preferred Stock or the Debenture, as applicable, TDS's right as a holder of such securities to convert the same into Class A Common Stock or Class B Common Stock, as applicable, shall be protected from dilution under the circumstances and in the manner set forth in the following sentences (the "Non-Dilution Provision"):

      In the event that, at any time after the exchange of the Excess Shares and prior to the conversion of the Convertible Preferred Stock or the Debenture, as applicable, RCC shall effect (i) a dividend upon its Class A Common Stock or its Class B Common Stock payable in its Class A Common Stock or its Class B Common Stock or other property other than cash, including common stock, preferred stock or other securities of a subsidiary corporation, (ii) a combination of its outstanding Class A Common Stock or its Class B Common Stock into a smaller number of such Class A Common Stock or Class B Common Stock, (iii) a subdivision of its outstanding Class A Common Stock or Class B Common Stock into a larger number of such Class A Common Stock or Class B Common Stock or (iv) any reorganization or reclassification of its Class A Common Stock or Class B Common Stock, or any liquidation, consolidation or merger with another corporation, or the sale of all or substantially all of its assets to another corporation, in such a way that the holders of its outstanding Class A Common Stock or Class B Common Stock shall be entitled to receive (either directly, or upon subsequent liquidation) stock, securities or other property (including cash) with respect to or in exchange for such Class A Common Stock or Class B Common Stock, (any such event set forth in
      (i) - (iv) above referred to as a "Diluting Event"), then as a condition of such Diluting Event lawful and adequate provisions shall be made whereby TDS shall be entitled to receive, (under the same terms otherwise applicable to TDS' receipt of RCC's Class A Common Stock or Class B Common Stock) upon TDS' conversion of the Convertible Preferred Stock or the Debenture, as applicable, (the "RCC Convertible Shares"), the following:
      (i) if the Diluting Event results in an exchange of RCC's Class A Common Stock or its Class B Common Stock for other property, TDS shall be entitled to receive in lieu of the RCC Convertible Shares to which TDS was entitled immediately prior to the Diluting Event but which TDS had not yet received, such shares of stock, securities or other property as may be issued or payable by virtue of the Diluting Event in exchange for that number of


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

      RCC Convertible Shares to which TDS was entitled immediately prior to the Diluting Event but which it had not yet received; (ii) if the Diluting Event results in an issuance or payment with respect to RCC's Class A Common Stock or its Class B Common Stock, TDS shall be entitled to receive, in addition to the RCC Convertible Shares to which it was entitled immediately prior to the Diluting Event but which it had not yet received, such shares of stock, securities or other property as may be issued or payable by virtue of the Diluting Event with respect to that number of RCC Convertible Shares to which TDS was entitled immediately prior to the Diluting Event but which it had not yet received. If any Diluting Event occurs, provision shall be made with respect to TDS' rights and interests resulting from the application of this Section to ensure that this Section applies as well to any shares of stock, securities or other property deliverable to TDS as a result of such Diluting Event.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representatives as of the day, month and year first above-written.

                                       RURAL CELLULAR CORPORATION


                                       By   /s/ Richard P. Ekstrand
                                       Its   President


                                       TELEPHONE & DATA SYSTEMS, INC.


                                       By   /s/ LeRoy T. Carlson
                                       Its   Chairman




            Signature Page to Recapitalization Agreement relating to
             Telephone & Data System's Inc.'s Ownership Interest in
                Rural Cellular Corporation dated October 31, 1999

                                AMENDED EXHIBIT A

                   TERM SHEET FOR CONVERTIBLE PREFERRED STOCK

o Class: The convertible preferred stock shall be a separate class of preferred stock. Only TDS, affiliates of TDS or TDS Owned Entities or their respective successors and assigns shall hold such separate class of preferred stock.

o Date of Issuance: Issuance of the convertible preferred stock shall be conditioned upon the FCC's acceptance of the issuance of such convertible preferred stock as a remedy for the Cross-Ownership Issues (the "FCC Closing Date").

o Liquidation Preference: The convertible preferred stock shall have a liquidation preference of $1,000.00 per share.

o Amount: The Excess Shares shall be exchangeable for convertible preferred stock based on a ratio determined by dividing the product of $50 5/8 (the RCC common stock price as of October 22, 1999 ) times the number of Excess Shares by $1,000.00.

o Term: The preferred stock is mandatorily redeemable by the Company for cash on the first day following the twentieth ( 20th ) anniversary of the date of issuance.

o Payment of Dividends: Dividends on the convertible preferred stock shall be cumulative, with a fixed coupon rate of four percent (4%) per annum. Dividends would be payable at the end of the term , at which point they would be declared and paid unless prohibited by law . In the event of conversion prior to the end of the term , dividends would not be declared . The convertible preferred stock will also participate on a current basis in dividends, if any, declared with respect to the Company's Class A Common Stock or Class B Common Stock.

o Conversion: The convertible preferred stock shall convert in the aggregate into the same number of shares of Class A and Class B Common Stock as the number of Excess Shares originally exchanged. Partial conversions shall be effected on a proportionate basis. The Non-Dilution Provision shall apply. The convertible preferred stock shall be convertible at any time prior to the twentieth ( 20th ) anniversary at the option of either TDS or the Company, in whole or in part, so long as the issuance of shares of the Company's Class A Common Stock and/or Class B Common Stock shall not violate the then applicable FCC rules on cross-ownership.

o Subordination: The convertible preferred stock shall be subordinate, at the option of the Company as exercised from time to time , to any or all classes of preferred stock and debt, whether now outstanding or hereafter issued, with respect to the liquidation preference and the payment of dividends.

o Transferability: The convertible preferred stock shall be transferable by TDS to the extent permitted under applicable securities laws, provided that notice of any proposed transfer must be provided to the Company at least 30 days in advance and, if the Company so requires, an opinion of counsel satisfactory to the Company that such transfer does not violate the registration requirements of federal or state securities laws, and, further provided, that such transfer shall not be in violation of any FCC rule nor result in a Cross Ownership Issue between RCC and the transferee . To the extent that any shares of convertible preferred stock which are convertible into Class B Common Stock are transferred to a person that is not an affiliate of TDS (as the term "affiliate" is defined in RCC's Articles of Incorporation,) such share(s) of convertible preferred stock transferred shall thereafter be convertible only into Class A Common Stock. The conversion rights will not be transferable separate from the convertible preferred stock.

o Registration Rights: The convertible preferred stock shall not be registered under federal or state securities laws.

 (See also the First Amendment with regard to a potential "Additional Dividend")


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

                                    EXHIBIT B

               TERM SHEET FOR SUBORDINATED CONVERTIBLE DEBENTURES

o Date of Issuance: Issuance of the convertible debentures shall be conditioned upon and concurrent with the closing of the Acquisition Agreement (the "Triton Closing Date").

o Amount: The dollar amount of the subordinated convertible debenture shall be determined as of the Triton Closing Date and shall equal the number of shares to be redeemed in exchange for the debenture times the RCC Price.

o     Term: The debenture will mature on the first day after the twentieth
      (20th) anniversary of the date of issuance.

o Interest Rate: Interest shall accrue at the Applicable Federal Rate (as defined in the Internal Revenue Code and regulations) for long-term instruments, fixed as of the Closing Date (the "Interest Rate").

o Payment of Interest: Interest shall be payable, at the Company's option, either in cash or by issuance of additional subordinated convertible debentures ("PIK") in an amount equal to the dollar amount of the interest due. With respect to any interest payment due the holder payable in PIK, the holder shall be paid an "Additional Amount of Interest" on the principal in accordance with the following formula:

            (Interest Rate X .4 X .09) / .6

      For example, if the Interest Rate is 6.39%, the Additional Amount of Interest would be .383%, determined as follows: (6.39% X .4 X .09) / .6 = .383%

o Conversion. The debenture shall be convertible, in the aggregate, into the same number of shares of Class A Common Stock and Class B Common Stock, as the number of Excess Shares originally exchanged therefor; provided, however, that if any interest payment due the holder was not paid in cash, the holder shall be entitled upon conversion to an additional number of shares of Class A Common Stock and Class B Common Stock, as applicable, in an amount equal to Additional Amount of Interest X $1,000 per $1,000 amount of debenture (under the above example, $3.83 / $1,000) for each year the debenture was outstanding and interest was not paid in cash. For purposes of determining such additional number of shares of Class A Common Stock and Class B Common Stock, as applicable, such applicable dollar amount shall be divided by the average closing price of Class A Common Stock for the five trading days immediately prior to the conversion date. Partial conversions shall be effected on a proportionate basis. The Non-Dilution Provision shall apply. The debentures shall be convertible at any time at the option of either TDS or the Company, in whole or in part, so long as the issuance of the shares shall not violate the then applicable FCC rules on cross-ownership.

o Subordination: The debentures shall be deeply subordinated to all classes of preferred stock and debt of RCC, whether now or hereafter issued, with respect to the liquidation preference and payment of interest.

o Transferability: The debentures shall be transferable by TDS to the extent permitted under applicable securities laws, provided that notice of any proposed transfer must be provided to the Company at least 30 days in advance and, if the Company so requires, an opinion of counsel satisfactory to the Company that such transfer does not violate the registration requirements of federal or state securities laws, and, further provided, that such transfer shall not be in violation of any FCC rule nor result in a Cross Ownership Issue between RCC and the transferee. To the extent that any debenture is transferred to a person that is not an affiliate of TDS (as the term "affiliate" is defined in RCC's Articles of Incorporation), such debenture shall thereafter be convertible only into Class A Common Stock. The conversion rights will not be transferable separate from the debentures.

o Registration Rights: The debentures shall not be registered under federal or state securities laws. No registration rights shall attach to the debentures.